EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT



The Board of Directors
Devcon International Corp. and Subsidiaries:


We consent to incorporation by reference in the registration statements (No. 33-32968 and No. 33-59557) on Form S-8 and (No. 33-65235) on Form S-3 of Devcon
International Corp. and subsidiaries of our report dated March 26, 1999, relating to the consolidated balance sheets of Devcon International Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and Comprehensive Income, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Devcon International Corp. and subsidiaries.




                                                            KPMG LLP



Fort Lauderdale, Florida
March 30, 1999